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                                                                     EXHIBIT 5.1


                                     WALKERS
                                ATTORNEYS-AT-LAW

                          P.O. Box 265GT, Walker House,
                            Mary Street, George Town
                          Grand Cayman, Cayman Islands
                     Tel: (345) 949-0100 Fax: (345) 949-7886
                             Email: walker@candw.ky


TRANSOCEAN SEDCO FOREX INC.
4 GREENWAY PLAZA
HOUSTON, TX 77046


                                                                January 31, 2001


Gentlemen,

VALIDITY OF ISSUE OF ORDINARY SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS ASSUMED BY TRANSOCEAN SEDCO FOREX INC., A CAYMAN ISLANDS EXEMPTED COMPANY.

We have acted as special Cayman Islands counsel to Transocean Sedco Forex Inc. a Cayman Islands exempted company (TRANSOCEAN) in connection with the merger with R&B Falcon Corporation a Delaware corporation (R&B FALCON) pursuant to which R&B Falcon merged with an indirect wholly owned subsidiary of Transocean on January 31, 2001 (the MERGER).

The Merger was effected pursuant to the terms and provisions of that certain Agreement and Plan of Merger dated as of August 19, 2000 among Transocean, Transocean Holdings Inc., TSF Delaware Inc. and R&B Falcon (the MERGER AGREEMENT) which is described in the proxy statement/prospectus (the PROXY STATEMENT/PROSPECTUS) and filed as part of that certain Registration Statement on Form S-4 filed by Transocean with the United States Securities and Exchange Commission (the SEC) on September 22, 2000 (the REGISTRATION STATEMENT).

Pursuant to the Merger Agreement and as described in the Proxy Statement/Prospectus, R&B Falcon common shares were converted into the right to receive ordinary shares of a par or nominal value of US$.01 per share of Transocean upon completion of the Merger and each R&B Falcon option to purchase R&B Falcon common shares under R&B Falcon's stock option plans (the PLANS) was assumed by Transocean and became an option to purchase ordinary shares of Transocean (the OPTION SHARES).

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof.

Based upon the foregoing examinations, the assumptions set out in Schedule 2 and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, we are of the opinion that


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under the laws of the Cayman Islands:

1. Transocean is a company duly incorporated and validly existing and, based solely on the certificate of good standing issued by the Cayman Islands Registrar of Companies and referred to in Schedule 1, Transocean is in good standing under the laws of the Cayman Islands.

2. The Option Shares subject to original issuance by Transocean have been duly authorised and when and to the extent issued and sold from time to time in accordance with the terms of the Plans and upon payment thereof as provided in the Plans, such Option Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit, the benefit of your legal advisers acting in that capacity in relation to this transaction and the shareholders of Transocean and may not be relied upon by any other person without our prior written consent. This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.


                                            Yours faithfully,


                                            /s/ WALKERS

                                            WALKERS


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                                   SCHEDULE 1


                           LIST OF DOCUMENTS EXAMINED

1. The Memorandum and Articles of Association of Transocean and certificate of good standing dated 29 January 2001 issued by the Cayman Islands Registrar of Companies.

2. The Resolutions adopted by the Board of Directors of Transocean pursuant to their meeting of August 18, 2000.

3. The Resolutions adopted by the shareholders of Transocean at an extraordinary general meeting of Transocean on 12 December 2000.

4. The proxy statement/prospectus contained in the Registration Statement filed with the United States Securities and Exchange Commission on September 22, 2000.

5. Such other documents as we have considered necessary for the purposes of rendering this opinion.

The documents at paragraphs 2 and 3 above are referred to in this opinion as the "RESOLUTIONS".


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                                   SCHEDULE 2


                                   ASSUMPTIONS

The opinions hereinbefore given are based upon the following assumptions insofar as each such assumption may relate to the opinions given:

1. All original documents are authentic, that all signatures and seals are genuine, that all documents purporting to be sealed have been so sealed and that all copies conform to their originals.

2. The Minute Book of Transocean supplied to us on the date of this opinion by Transocean's registered office contains a complete record of the business transacted by it.

3. The corporate records of Transocean supplied to us on the date of this opinion by Transocean's registered office constitute its complete corporate records and that all matters required by law to be recorded therein are so recorded.

4. From the date of the Resolutions, no corporate or other action has been taken by Transocean to amend, alter or repeal the Resolutions and no corporate or other action has been taken by Transocean in connection with the Merger except as contemplated by the Registration Statement.

5. There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by Transocean's assumption of the Plans and that, in so far as any obligation expressed to be incurred under the Plans is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

6. The choice of the laws selected to govern the Plans has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands).

7. All authorisations, approvals, consents, licences and exemptions required by and all filings and other requirements of each of the parties to the Plans outside the Cayman Islands to ensure the legality, validity and enforceability of the Plans have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.

8. On the date of any disposition or settlement of property effected by the Plans is made in good faith and for valuable consideration and at the time of each disposition of property by Transocean pursuant to the Plans Transocean will be able to pay its debts as they become due from its own moneys.


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